UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2021

Vera Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40407	81-2744449
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Marina Boulevard, Suite 120 Brisbane, California	94005
(Address of principal executive offices)	(Zip Code)

(650) 770-0077

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value per share	VERA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On December 17, 2021, Vera Therapeutics, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Amplyx Pharmaceuticals, Inc. (“Amplyx”), a wholly-owned subsidiary of Pfizer Inc.

Pursuant to the terms of the Asset Purchase Agreement, the Company acquired all of Amplyx’s right, title and interest in and to certain assets of Amplyx (the “Purchased Assets”) related to MAU868, a monoclonal antibody that was under development by Amplyx for the treatment of BK virus infections (the “Asset Acquisition”). BK virus is a significant cause of complications in kidney transplant and hematopoietic stem cell transplant patients. MAU868 is currently undergoing a randomized, double-blind, placebo-controlled Phase 2 clinical trial to assess the safety, pharmacokinetics, and efficacy for the treatment of BK virus in kidney transplant patients. MAU868 has been shown in an interim analysis of week 12 and 36 data from Cohort 1 and 2 of a Phase 2 study to be well-tolerated and showed a greater proportion of subjects with decrease in BK plasma viral load vs placebo. Full Cohort 1 and 2 interim analysis results will be submitted for presentation at a conference in mid-2022.

MAU868 is subject to a license agreement (the “Novartis License”) between Amplyx and Novartis Pharma AG, as sucessor in interest to Novartis International Pharmaceutical AG (“Novartis”). Pursuant to the terms of the Novartis License, the Company obtained a worldwide, exclusive license from Novartis to develop, manufacture and commercialize MAU868, subject to certain retained rights for research and development by Novartis, provided that Novartis may not develop or sell products incorporating monoclonal antibody targeting BK virus and treating BK virus disease within a certain period. The Company will be solely responsible for all research, development, regulatory, manufacturing and commercialization activities of MAU868. The Purchased Assets include an investigational new drug application filed with the U.S. Food and Drug Administration, patents, contracts, including the Novartis License, chemical and biological materials, and development and regulatory files, documentation, data, results and other electronic records related to MAU868. The Company also assumed certain liabilities of Amplyx arising out of the Purchased Assets.

In partial consideration for the Asset Acquisition, the Company made an upfront initial payment of $5.0 million to Amplyx (the “Initial Payment”). In addition to the Initial Payment, the Company is also obligated to make certain milestone payments to Amplyx in an aggregate amount of up to $7.0 million based on certain regulatory milestones. Further, the Company is required to pay Amplyx low single digit percentage royalties based on net sales on a country-by-country and product-by-product basis. Pursuant to the Novartis License, the Company is obligated to make certain milestone payments to Novartis in an aggregate amount of up to $69.0 million based on certain clinical development, regulatory and sales milestones. Further, the Company is required to pay Novartis mid- to high-single digit percentage royalties based on net sales on a country-by-country and product-by-product basis.

The Company and Amplyx have made customary representations and warranties and agreed to customary covenants in the Asset Purchase Agreement. Subject to certain limitations, each of the Company and Amplyx has also agreed to indemnify the other for breaches of representations and warranties and other specified matters. Unless terminated earlier, the Novartis License will remain in effect with respect to each MAU868 product until the expiration of the royalty term for such product. The Company may terminate the Novartis License for convenience with 60 days’ prior written notice. Novartis or the Company may terminate the Novartis License for the other party’s uncured material breach. Novartis may terminate the Novartis License for the Company’s insolvency. Upon termination, any license granted by Novartis to the Company will terminate.

Loan and Security Agreement

In addition, on December 17, 2021, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Oxford Finance LLC, a Delaware limited liability company, as lender (the “Lender”) and collateral agent. The Loan Agreement provides for a term loan in an aggregate maximum principal amount of $50.0 million (the “Loan”), of which $5.0 million was funded on December 17, 2021 and the balance of which is available to be drawn between January 3, 2022 and December 31, 2022. The Loan is available in minimum draws of $5.0 million, entirely at the Company’s option and not contingent upon the completion of clinical, regulatory, financial or other related milestones.

The final maturity date of the Loan is December 17, 2026, which may, upon achieving either (i) positive Phase 2b clinical trial data of atacicept in immunoglobulin A nephropathy or (ii) positive pivotal trial data of atacicept in lupus nephritis, at the Company’s option, be extended by 12 months (the “Maturity Date Extension”). The Company is required to make monthly interest-only payments for 48 months (extended to 60 months if the Maturity Date Extension is exercised) followed by full amortization through maturity.

Initially, through December 30, 2021, the Loan will bear interest at a per annum rate of 8.254%. Thereafter, the Loan will bear interest at a floating per annum rate (based on the actual number of days elapsed divided by a year of 360 days) equal to the greater of (i) 8.25% and (ii) the sum of (a) the greater of (x) the 30-day U.S. LIBOR rate reported in The Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue and (ii) 0.09%, plus (b) 8.16%. The Loan Agreement also provides for the selection of an alternative benchmark rate in the event of the discontinuance of LIBOR or any subsequent benchmark rate.

The Company is permitted to prepay the Loan in full or in part at any time upon 10 business days’ written notice to the Lender, subject to the applicable Prepayment Fee (as defined below). Upon the earliest to occur of the maturity date, acceleration of the Loan or prepayment of the Loan, the Company is required to make a final payment equal to 5.0% (7.0% if the Maturity Date Extension is exercised) of the aggregate principal amount of the Loan (the “Final Fee”). Any prepayments of the Loan, whether mandatory or voluntary, must include an amount equal to the sum of (a) the portion of the outstanding principal of the Loan being prepaid plus accrued and unpaid interest thereon through the prepayment date, (b) the Final Fee, (c) the Lender’s expenses and all other obligations that are due and payable to the Lender, and (d) a prepayment fee of (i) 3.0% of the portion of the Loan being prepaid if the repayment is on or before the first anniversary of the funding date of such term loan or (ii) 2.0% of the portion of the Loan being prepaid if the repayment is after the first anniversary of the funding date but on or before the second anniversary of the funding date of such term loan (the “Prepayment Fee”). There is no Prepayment Fee for any prepayments occurring after the second anniversary of the funding date of such term loan.

The Company’s obligations under the Loan Agreement are secured by a security interest in all of the assets of the Company, other than the Company’s intellectual property, which is subject to a negative pledge. The Loan Agreement does not contain any financial related covenants. Included in the Loan Agreement are customary representations and covenants that, subject to exceptions, restrict the Company’s ability to, among other things: declare dividends or redeem or repurchase equity interests; incur additional liens; make loans and investments; incur additional indebtedness; engage in mergers, acquisitions and asset sales; transact with affiliates; undergo a change in control; add or change business locations; and engage in businesses that are not related to its existing business.

Upon the occurrence of an event of default, a default interest rate of an additional 5.0% may be applied to the outstanding loan balances, and the Lender may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement. Events of default under the Loan Agreement include customary events of default, including, but not limited to: (i) failure to (a) make any payment of principal or interest on its due date, or (b) pay any other obligations within three business days after such obligations are due and payable; (ii) failure to perform any obligation under specified covenants; (iii) the occurrence of a material adverse change; (iv) the Company or any of its subsidiaries being or becoming insolvent, beginning an insolvency proceeding, or becoming subject to an insolvency proceeding that is not dismissed or stayed within 45 days; (v) a default under any agreement with a third party resulting in a right by such third party to accelerate the maturity of any indebtedness in an amount in excess of $500,000 or that could reasonably be expected to have a material adverse change; (vi) the rendering of judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $500,000 that remain unsatisfied, unvacated, or unstayed for a period of 10 days after the entry thereof; (vii) revocation, rescission, suspension or adverse modification of any governmental approval, or non-renewal of a governmental approval in the ordinary course for a full term, that could reasonably be expected to result in a material adverse change; and (viii) failure of a lien created under the Loan Agreement or any other loan document to constitute a valid and perfected lien on any of the collateral purported to be secured thereby, subject to no prior or equal lien, other than permitted liens.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 relating to the Loan Agreement is hereby incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On December 17, 2021, the Company issued a press release regarding the matters described in Item 1.01 of this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1 and is hereby incorporated into this Current Report on Form 8-K by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Vera Therapeutics, Inc. Press Release dated December 17, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vera Therapeutics, Inc.
Dated: December 17, 2021

	By:	/s/ Marshall Fordyce, M.D.
Marshall Fordyce, M.D.
Chief Executive Officer